As filed with the Securities and Exchange Commission on May 6, 2004
                                                         Registration No. [    ]
================================================================================


                                 United States
                      SECURiTIES AND EXChANGE COMMISSION
                            Washington, D.C. 20549
                          ---------------------------
                                   FORM F-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933
                          ---------------------------
                         TECNOMATIX TECHNOLOGIES LTD.
            (Exact name of Registrant as specified in its charter)

               Israel                                         Not Applicable
(State or other jurisdiction of incorporation              (I.R.S. Employer
         or organization)                                   Identification No.)
                         Tecnomatix Technologies Ltd.
                              16 Abba Eban Avenue
                         Herzlia Pituach 46120, Israel
                               (+972) 9-959-4777
      (Address and Telephone Number of Registrant's principal executive offices)
                         Tecnomatix Technologies, Inc.
                        21500 Haggerty Road, Suite 300
                           Northville, MI 48167-8990
                              Tel: (248) 699-2500
           (Name, address and telephone number of agent for service)
                          ---------------------------
                                  Copies To:

         Phyllis G. Korff, Esq.                          Dan Shamgar, Adv.
Skadden, Arps, Slate, Meagher & Flom LLP     Meitar Liquornik Geva & Leshem Brandwein
            Four Times Square                       16 Abba Hillel Silver Road
      New York, New York 10036-6522                   Ramat Gan 52506, Israel
           Tel: (212) 735-3000                          Tel: 972-3-610-3100
           Fax: (212) 735-2000                          Fax: 972-3-610-3111

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
                          ---------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------- ------------- ----------------------- ---------------------- -----------------------
     Title of Each Class of         Amount to       Proposed Maximum       Proposed Maximum           Amount of
   Securities to be Registered          be         Offering Price Per     Aggregate Offering       Registration Fee
                                    Registered          Unit (1)               Price (1)
---------------------------------- ------------- ----------------------- ---------------------- -----------------------
 Ordinary Shares, par value NIS      863,252             $12.39               $10,695,693               $1,355
              0.01
---------------------------------- ------------- ----------------------- ---------------------- -----------------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Registrant's ordinary shares on The Nasdaq National Market on May 3, 2004.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS
PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING
AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
================================================================================
                   SUBJECT TO COMPLETION, DATED MAY 6, 2004
PROSPECTUS


                         TECNOMATIX TECHNOLOGIES LTD.

                         Up to 863,252 Ordinary Shares

                     -------------------------------------

         This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus of up to 863,252 of our ordinary shares.

         We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders.

         You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you decide to invest in our ordinary shares.

         Our ordinary shares are quoted on the Nasdaq National Market under the symbol "TCNO." The last reported sale price of our ordinary shares on the Nasdaq National Market on May 5, 2004 was $12.40 per share.

         Investing in our ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before purchasing our ordinary shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     -------------------------------------






                   The date of this prospectus is May , 2004

                               TABLE OF CONTENTS

                                          Item                      Page
_______________________________________________________      __________________
About this Prospectus                                                 3
The Company                                                           3
The Offering                                                          3
Risk Factors                                                          4
Where You Can Find More Information                                  12
Incorporation of Certain Documents by Reference                      13
Forward-Looking Statements                                           14
Use of Proceeds                                                      15
Selling Shareholders                                                 15
Plan of Distribution                                                 17
Validity of Securities                                               19
Experts                                                              19
Enforceability of Civil Liabilities                                  20

--------------------------------------------------------------------------------
You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling shareholders may offer up to a total of 863,252 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled "Plan of Distribution."

Unless the context otherwise requires, all references in this prospectus to "Tecnomatix," "we," "our," "our company," "us" and the "Company" refer to Tecnomatix Technologies Ltd. and its consolidated subsidiaries.

All references in this prospectus to "ordinary shares" refer to our ordinary shares, par value 0.01 NIS per share.

All references in this prospectus to "dollars" or $ are to United States dollars.

All references in this prospectus to "shekels" or "NIS" are to New Israeli Shekels.


                                  THE COMPANY

Our commercial and legal name is Tecnomatix Technologies Ltd. We are a company organized under the laws of the State of Israel and are subject to the Israel Companies Law 1999 - 5759. We began operations in 1983. Our principal offices are located at 16 Abba Eban Avenue, Herzlia 46120, Israel and our telephone number is + 972-9-959-4777. Our U.S. agent is our subsidiary, Tecnomatix Technologies, Inc., located at 21500 Haggerty Road, Suite 300, Northville, MI 48167-8990, telephone: (248) 699-2500. Our website address is www.tecnomatix.com. The information contained on, or linked from, our website is not a part of this prospectus.

We develop and market software solutions for manufacturing process management. Manufacturers are increasingly required to implement efficient and cost-effective production processes, offer the ability to effect product customization and rely on third-party suppliers in order to stay competitive. Our solutions enable collaboration between manufacturers and their production plants, external suppliers and other members of their extended enterprise and supply chain throughout the world with respect to the development, execution and management of their manufacturing processes. Our solutions allow manufacturers to accelerate new product introductions, reduce time-to-market for new products, reduce time-to-volume production and introduce greater flexibility into their manufacturing processes.


                                 THE OFFERING

In September 2003 we issued to USDATA Corporation 945,807 ordinary shares, of which 222,319 ordinary shares are held in escrow for up to 18 months following the consummation of an asset purchase agreement in connection with which we issued the foregoing ordinary shares. Concurrently with the issuance of the foregoing ordinary shares, we sold to SCP Private Equity Partners II, L.P., the primary stockholder of USDATA, 139,764 ordinary shares for an aggregate purchase price of $2,000,000. Pursuant to a registration rights agreement dated July 29, 2003, as amended, we agreed to register such ordinary shares for public resale by USDATA and SCP (other than those 222,319 ordinary shares that are being held in escrow). This prospectus has been prepared, and the registration statement of which this prospectus is a part, have been filed with the SEC, to satisfy our obligations to the recipients of our ordinary shares.

Investing in our ordinary shares involves risks. You should carefully consider the information under "Risk Factors" beginning on page 4 and the other information included or incorporated by reference in this prospectus before investing in our ordinary shares.

                                 RISK FACTORS

You should carefully consider the risks described below and in the documents we have incorporated by reference into this prospectus before making an investment decision. The risks described below and in the documents we have incorporated by reference into this prospectus are not the only ones facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.


                         RISKS RELATED TO OUR BUSINESS

We have a recent history of annual and quarterly losses and cannot assure you that we will return to profitability on an annual basis or on a quarterly basis in the future.

     We incurred net losses of approximately $14 million, $2.8 million and $10.3 million in 2001, 2002 and 2003, respectively. In addition, we incurred net losses during each of the quarters of 2001, each of the four quarters of 2002 and the first quarter, the third quarter and the fourth quarter of 2003, in which we lost $1.4 million, $4.7 million, and $4.4 million, respectively. In the second quarter of 2003 we had net income of $0.2 million and in the first quarter of 2004 we had net income of $0.3 million. We cannot be certain that we will return to profitability on an annual basis or maintain our profitability on a quarterly basis.

We may experience significant fluctuations in our quarterly results, which makes it difficult for investors to make reliable period-to-period comparisons and may contribute to volatility in the market price for our ordinary shares.

     Our quarterly revenues, gross profits and results of operations have fluctuated significantly in the past and may be subject to continued fluctuation in the future. The following events may cause such fluctuations:

         o changes in timing of orders, especially large orders, for our products and services;

         o   the U.S. dollar value of orders for our products and services;

         o adverse economic conditions and international exchange rate and currency fluctuations;

         o   delays in the implementation of our solutions by customers;

         o   changes in the proportion of service and license revenues;

         o   timing of product releases;

         o changes in the economic conditions of the various industries in which our customers operate;

         o   price and product competition;

         o increases in selling and marketing expenses, as well as other operating expenses;

         o   technological changes;

         o   political instability in the Middle East; and

         o   consolidation of our clients.

     A substantial portion of our expenses, including most product development, selling and marketing expenses, must be incurred in advance of when revenue is generated. If our projected revenue does not meet our expectations, we are likely to experience a shortfall in our operating profit relative to our expectations. As a result, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and that you should not rely on them as an indication for future performance. Also, our quarterly results of operations have, on separate occasions, been below the expectations of public market analysts and investors and the price of our ordinary shares subsequently decreased. If this happens in the future, the price of our ordinary shares will likely decrease again.

If we fail to retain our customers, our revenues may increase at a slower rate or may decrease. Conversely, a significant increase in the number of our customers or in our development of new product offerings could require us to expend significant amounts of money, time and other resources to meet the demand.

     We sell our products to major electronics, aerospace and automotive companies and their suppliers and other discrete manufacturing companies worldwide and our business depends on our ability to retain these customers. Approximately 83% of our revenues from software license fees in 2002, 78% of such revenues in 2003, 84% of such revenues in the first quarter of 2003 and 78% of such revenues in the first quarter of 2004 resulted from repeat sales to existing customers. The decrease in the percentage of repeat sales is attributed to sales made for the first time to customers of USDATA Corporation, from which we acquired substantially all of the assets during 2003. We cannot assure you that we will be able to retain our existing customers, including former customers of USDATA, and make repeat sales to those customers. Our inability to retain these customers would also adversely affect our revenues from services.

     Conversely, a significant increase in the number of our customers or in our development of new product offerings, or both, could require us to expend significant amounts of money, time and other resources to meet the demand. This could strain our personnel and financial resources.

Our sales cycle is variable and sometimes long and involves significant resources on our part, but may never result in actual sales.

     The decision to utilize our solutions and products often entails a significant change in a potential customer's organization, information technology systems, and business processes. Accordingly, sales often require extensive educational, sales and engineering efforts. Specifically, the marketing and sales efforts of our eMPower Enterprise Solutions typically entail the education of, and consulting with, a broad range of individuals and departments within a potential customer's organization. Moreover, provision of these server-based and Web-enabled comprehensive solutions involves our Global Professional Services organization integrating these solutions into the customer's information technology environment, as well as providing training and support. The large number of individuals and departments involved in the decision of a potential customer to purchase our enterprise solutions makes that decision more complex, with a sales cycle of approximately nine to twelve months.

     We do not expect the sales cycle for our eMPower solutions and products to decrease in the near future or at all. The purchasing decisions of our clients are subject to the uncertainties and delays associated with the budgeting, internal approval and competitive evaluation processes that typically accompany significant capital expenditures and the purchase of mission critical software. Any delays in sales could cause our operating results to vary widely. If our sales cycle lengthens, our quarterly operating results may become less predictable and may fluctuate more widely than in the past. A number of companies decide which products to buy through a request for proposal process. In these situations, we run the risk of investing significant resources in a proposal, only to lose to our competition.

Recently, we have witnessed an increase in our revenues from services and a decrease in our revenues from software. If this trend continues, it may adversely affect our gross margins and profitability.

     Our revenues from software decreased from $42,316,000 in 2001 to $36,385,000 in 2002 and to $36,033,000 in 2003. During the same period, our revenues from services increased from $44,584,000 in 2001 to $45,620,000 in 2002 and to $50,224,000 in 2003. The reason for the increase in revenues from services is due to the increase in sales of our eMPower Enterprise Solutions which require integration into the existing environment of our customers, as well as customization and deployment services provided by our Professional Global Services unit. Our gross margin from software is higher than our gross margin from services, since our cost of services includes expenses of salaries and related benefits of the employees engaged in providing the services, whereas the cost of producing software is relatively insignificant. Although our revenues from software increased from $8,468,000 in the first quarter of 2003 to $9,230,000 in the first quarter of 2004 and our revenues from services increased from $12,132,000 in the first quarter of 2003 to $14,636,000 in the first quarter of 2004, we cannot assure you that the trend of an increase in revenues from services and a decrease in revenues from software, which we experienced during the years 2001-2003, will not continue. If this trend continues, our gross margins and profitability may be adversely affected.

If we are unable to accurately predict and respond to market developments or demands, or if our products are not accepted in the marketplace, our business will be adversely affected.

     The market for manufacturing process management (MPM) is rapidly evolving. This makes it difficult to predict demand and market acceptance for our solutions and products. We cannot guarantee that the market for our solutions and products will grow or that they will become widely accepted. If the market for our solutions and products does not develop as quickly as we expect, our future revenues and profitability will be adversely affected. Changes in technologies, industry standards, the regulatory environment, client requirements and new product introductions by existing or future competitors could render our existing offerings obsolete and unmarketable, or require us to develop new products. If our solutions and products do not achieve or maintain market acceptance or if our competitors release new products that achieve quicker market acceptance, have more advanced features, offer better performance or are more price competitive, our revenues may not grow and may even decline.

We may be unable to partner with providers of Product Life-Cycle Management solutions, manufacturing solutions and hardware vendors, and failure to do so may adversely affect our business.

     Our eMPower solutions and products are part of a broad manufacturing domain and have to tightly integrate with other information technology systems and automation equipment. In addition, our eMPower Enterprise Solutions comprise an integral part of a broad product life-cycle management (PLM) solution. Accordingly, it is important for us to form joint business arrangements with manufacturing software and equipment vendors in order to develop new software products, or to integrate our products with the products of other entities, or market our products together with the products of other entities. If we are unable to partner with some or all of those companies, or if the market does not accept the solutions provided by the companies with which we cooperate, our sales and revenues may decline.

We may be unable to achieve the benefits we anticipate from joint software development, marketing or other strategic arrangements with our business partners.

     As part of our strategy, we enter into various development or joint business arrangements to develop new software products, integrate our products with the products of other entities or market our products together with the products of other entities. We may distribute ourselves or jointly sell with our business partners an integrated software product and pay a royalty to the business partner based on end-user license fees under these joint business arrangements. The market may reject these integrated products or these arrangements may not succeed for other reasons. As a result we may not achieve the revenues we anticipated at the time we entered into the joint arrangement.

Our sales may decrease as a result of evolving industry standards and rapid technological changes that could result in our products being no longer in demand.

     We operate in an industry that is characterized by evolving industry standards with rapid changes in technology and consumer demand and the continuing introduction of higher performance products with shorter product life cycles. If our products become outdated, our sales will likely decrease. Our operating results will depend on our ability to continue to develop and introduce new and enhanced products on a timely and cost-effective basis to meet evolving customer requirements. Since our products are designed to work with other enterprise-wide programs, they must conform to various technical standards in order to operate efficiently on an enterprise-wide basis. Successful product development and introduction depends on numerous factors, including among others:

         o our ability to anticipate market requirements and changes in technology and industry standards;

         o our ability to accurately define new products, and introduce them to the market; and

         o our ability to develop technology that satisfies industry requirements.

     We may not be able to meet these challenges, respond successfully to new products introduced by competitors, or recover our substantial research and development expenditures. Our failure to develop and market new products could result in our current products becoming uncompetitive.

Undetected defects may increase our costs and impair the market acceptance of our products and technology.

     Our software products are complex and may contain undetected defects, particularly when first introduced or when new versions or enhancements are released. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of client environments into which our products are deployed. Our products are frequently critical to our clients' operations. As a result, our clients and potential clients have a greater sensitivity to product defects than do clients of software products generally.

     Defects may be found in current or future products and versions after the start of commercial shipment. This could result in:

         o   a delay or failure of our products to achieve market acceptance;

         o   adverse client reaction;

         o   negative publicity and damage to our reputation;

         o   diversion of resources; and

         o   increased services costs.

     Defects could also subject us to legal claims. Although our license agreements contain limitation of liability provisions, these provisions may not be sufficient to protect us against these legal claims. The sale and support of our products may also expose us to product liability claims.

A significant percentage of our revenues are generated by sales to manufacturers operating in a few specific industries and if economic activity in one or more of those industries slows, our revenues will most likely decrease.

     We sell our products to major electronics, aerospace and automotive companies and their suppliers and other discrete manufacturing companies. Therefore, our success in selling our products and services is dependent upon the level of activity in such industries. If, whether as a result of a general slowing of local or global economies or otherwise, economic activity in one or more of our target industries decreases or fails to grow, our revenues will most likely decrease. For example, since a substantial portion of our revenues is derived from sales to the automotive industry and since the automotive industry is traditionally subject to cyclicality, any adverse change in the level of activity in the automotive industry could materially adversely affect the level of our revenues, as evidenced in the decrease in revenues to $46.9 million, or 54% of total revenues in 2003, from $47.5 million, or 58% of total revenues, in 2002. Another example is the electronics industry: As a result of the continued slowdown in the U.S. electronics industry in 2002 and 2003 and the slowdown in the Asia Pacific electronics industry in 2003, our revenues from the electronics industry decreased to $18.3 million or 21% of our total revenues in 2003, compared to $20.4 million or 25% of our total revenues in 2002.

Greater market acceptance of our competitors' products could result in reduced revenues or gross margins.

     We compete with other providers of MPM solutions in the automotive, electronics, aerospace and other manufacturing industries. In addition, as a result of the consolidation in the product life-cycle management solution market, we have begun to compete with providers of product life-cycle management solutions that do not necessarily provide MPM solutions, as we do. A number of our current competitors, including Dassault Systems S.A., have, and our prospective competitors may have, competitive advantages in relation to us. These advantages may include greater technical and financial resources, more developed marketing and service organizations, greater expertise and broader customer bases and name recognition than us.

     We cannot assure you that competition will not result in price reductions for our products and services, fewer client orders, reduced gross margins or loss of market share, any of which could materially adversely affect our business, financial condition and results of operations.

     In addition, as the industry consolidates, newly-consolidated entities capable of offering broad product life-cycle management solutions may achieve greater prominence and obtain a competitive advantage in relation to customers seeking broad solutions. Accordingly, it may become increasingly important for us to partner with those consolidated entities. If we are unable to partner with some or all of those companies, or if the market does not accept the solutions provided by the companies with which we cooperate, our sales and revenues may decline.

We rely on software from third parties. If we lose that software, we would have to spend additional capital to redesign our existing software or develop new software.

     We integrate various third-party software products as components of our products. Our business would be disrupted if functional versions of this software were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to spend additional capital to either redesign our software to function with alternate third-party software or develop these components ourselves. We might be forced to limit the features available in our current or future product offerings and the commercial release of our products could be delayed.

We may be unable to maintain our sales, marketing and support organizations, which may hinder our ability to meet customer demands.

     We sell our products primarily through our direct sales force and support our clients through our technical and customer support staff. We need to maintain our direct sales and marketing operations to increase market awareness and sales of our products. Competition for qualified people may lead to increased labor and personnel costs. If we do not succeed in retaining our personnel, in attracting new employees or in replacing employees who leave, our business could suffer significantly.

Our revenue growth may depend on our ability to increasingly make sales through third parties.

     We intend to increase our focus on sales through third parties in 2004 and onward. If we do not succeed in executing our strategy of increasing our sales through indirect sales channels, we may be unable to achieve revenue growth.

If we are unable to attract, train and retain qualified personnel, we may not be able to achieve our objectives and our business could be harmed.

     Our future success depends on our ability to absorb and retain senior employees and to attract, motivate and retain highly qualified professional employees. Competition for these employees can be intense, especially in a number of our key markets and locations, including the United States, Japan and Germany. The process of locating, training and successfully integrating qualified personnel into our operations can be lengthy and expensive. We may not be able to compete effectively for the personnel we need. Any loss of members of senior management or key technical personnel, or any failure to attract or retain highly qualified employees as needed, could materially adversely affect our ability to carry out our business plan.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

     Our success and ability to compete are substantially dependent upon our internally developed technology. Other than our trademarks, most of our intellectual property consists of proprietary or confidential information that is not subject to patent or similar protection.

     In general, we have relied on a combination of internally developed technology, trade secret, copyright and trademark law and nondisclosure agreements to protect our proprietary know-how. Unauthorized third parties may attempt to copy or obtain and use the technology protected by those rights. Any infringement of our intellectual property could have a material adverse effect on our business, financial condition and results of operations. Policing unauthorized use of our products is difficult and costly, particularly in countries where the laws may not protect our proprietary rights as fully as in the United States. Therefore, there can be no assurance that the measures taken by us to protect our proprietary technologies are or will be sufficient to prevent misappropriation of our technologies by unauthorized third parties or independent development of similar products or technologies by others.

     Substantial litigation over intellectual property rights exists in the software industry. In the past, we have been subject to certain software infringement claims, and we expect that software products may be increasingly subject to third-party infringement claims as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. We believe that many industry participants have filed or intend to file patent and trademark applications covering aspects of their technology. We cannot be certain that they will not make a claim of infringement against us based on our products and technology. Any claims, with or without merit, could:

         o   be expensive and time-consuming to defend;

         o   cause product shipment and installation delays;

         o   divert management's attention and resources; or

         o require us to enter into royalty or licensing agreements to obtain the right to use a necessary product or component.

     Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition and results of operations.

Marketing and distributing our products outside of North America exposes us to international operations risks that we may not be able to successfully address.

     We market and sell our products and services in North America, Europe and Asia and derive a significant portion of our revenues from customers in Europe and Asia. We received 71% of our total revenues in 2001, 70% of our total revenues in 2002 and 67% of our total revenues in 2003 in non-U.S. dollar currencies from sales to customers located outside of North America. We received 70% of our total revenues in the first quarter of 2003 and 63% of our total revenues in the first quarter of 2004 in non-U.S. dollar currencies from sales to customers located outside of North America. Since our financial results are reported in dollars, decreases in the rate of exchange of non-U.S. dollar currencies in which we make sales relative to the U.S. dollar will decrease the U.S. dollar-based reported value of those sales. In 2001 and the first quarter of 2002, decreases in Euro-U.S. dollar exchange rates adversely affected our results of operation. In the second, third and fourth quarters of 2002, in 2003 and in the first quarter of 2004, this trend was reversed as the Euro strengthened compared to the U.S. dollar, which positively affected the results of our operations. However, we cannot be certain that such trend will continue. To the extent that decreases in exchange rates are not offset by a reduction in our costs, they may in the future materially adversely affect our results of operation. In addition, we have sales and support facilities and offices in many locations outside of North America, including in Germany, France, Italy, the United Kingdom, Sweden, the Netherlands, Denmark, Japan, South Korea, Singapore, Taiwan and China. These operations and our entry into additional international markets may require significant management attention and financial resources. We are also subject to a number of risks customary for international operations, including:

         o changing product and service requirements in response to new regulations and requirements in various markets;

         o   economic or political changes in international markets;

         o greater difficulty in accounts receivable collection and longer collection periods;

         o   unexpected changes in regulatory requirements;

         o difficulties and costs of staffing and managing foreign operations;

         o the uncertainty of protection of intellectual property rights in some countries; and

         o   multiple and possibly overlapping tax structures.

Any future acquisitions of companies or technologies may distract our management and disrupt our business. In addition, the issuance by us of securities as consideration payable in such acquisitions could be dilutive to our existing shareholders.

     One of our strategies is to acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. We have made several acquisitions of companies or the assets of companies in the past. In September 2003, we acquired substantially all of the assets and assumed certain liabilities of USDATA Corporation, a Delaware company. We may in the future engage in discussions and negotiations with companies about our acquiring or investing in those companies' businesses, products, services or technologies. We cannot make assurances that we will be able to identify future suitable acquisition or investment candidates, or if we do identify suitable candidates that we will be able to make the acquisitions or investments on commercially acceptable terms or at all. If we acquire or invest in another company, we could have difficulty assimilating that company's personnel, operations, technology or products and service offerings into our own. The key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. We may incur indebtedness or issue equity securities, as we have done in the case of USDATA, to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing shareholders. Currently, we do not have any agreement to enter into any material investment or acquisition transaction.

The market price and volume of trading of our ordinary shares may be volatile and you may not be able to resell your shares at or above the price you paid, or at all.

     The market prices of securities of information technology companies have been extremely volatile, and have experienced fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations could adversely affect the market price and liquidity of our ordinary shares. The market price and volume of trading of our ordinary shares may fluctuate substantially due to a variety of factors, including:

         o any actual or anticipated fluctuations in our financial condition and operating results; public announcements concerning us or our competitors, or the information technology industry; the introduction or market acceptance of new service offerings by us or our competitors; changes in security analysts' financial estimates;

         o   changes in accounting principles;

         o   sales of our ordinary shares by existing shareholders;

         o changes in political, military or economic conditions in Israel and the Middle East; and

         o   the loss of any of our key personnel.

     In the past, securities class action litigation has often been brought against companies following periods of volatility in the market prices of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert our management's attention and resources, which could cause serious harm to our business.

Our executive officers and directors and entities that may be deemed to be affiliated with them may be able to influence matters requiring shareholder approval and they may disapprove actions that you vote to approve.

     Our executive officers and directors and entities that may be deemed to be affiliated with some of them beneficially owned approximately 27% of our outstanding ordinary shares as of May 3, 2004. Except as otherwise disclosed in Schedules 13D filed by several of our directors and entities affiliated with some of them, there are no voting or similar agreements among such shareholders. However, if such shareholders were to act together, they would be able to significantly influence certain matters requiring approval by our shareholders, such as the election of directors and the approval of mergers or other business combination transactions.

          RISKS RELATED TO OUR LOCATION IN ISRAEL, OUR TAX STATUS AND
                      LIMITATIONS ON A CHANGE OF CONTROL

It may be difficult to effect service of process and enforce judgments against directors, officers and experts in Israel.

     We are incorporated in Israel. Many of our executive officers and directors are non-residents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any of those persons. It may also be difficult to enforce civil liabilities under United States federal securities laws in actions instituted in Israel.

Political, economic and military conditions in Israel could negatively impact our business.

     We are organized under the laws of the State of Israel. Our principal research and development facility is located in Israel. Although all of our sales are currently being made to customers outside Israel, and we believe that we have established additional development and support capabilities in locations outside Israel, we are influenced by the political, economic and military conditions affecting Israel.

     Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between Israel and its Arab neighbors or, since October 2000, the Palestinians, and a state of hostility, which varies in degree and intensity, has caused security and economic problems in Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations. We cannot assure you that ongoing or revived hostilities or other events related to Israel will not have a material adverse effect on us or our business. Several Arab countries still restrict business with Israeli companies. We could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses.

     Some of our directors, officers and employees are currently obligated to perform annual reserve duty. Additionally, all such reservists are subject to being called to active duty at any time under emergency circumstances. While we have historically operated effectively under these requirements, we cannot assess the full impact of these requirements on our workforce and business if conditions should change, and we cannot predict the effect of any expansion or reduction of these obligations on us.

We may be adversely affected if the rate of inflation in Israel exceeds the rate of devaluation of the new Israeli shekel against the U.S. dollar.

     Our functional currency is the U.S. dollar while a portion of our expenses, principally salaries and the related personnel expenses, are in new Israeli shekels, or NIS. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the NIS in relation to the U.S. dollar or that the timing of this devaluation lags behind inflation in Israel. This would have the effect of increasing the U.S. dollar cost of our operations. In 1999 and 2000, while the rate of inflation was low, there was a devaluation of the U.S. dollar against the NIS. In 2001 and 2002, the rate of devaluation of the NIS against the U.S. dollar exceeded the rate of inflation. In 2003 and in the first quarter of 2004, there was on the one hand a devaluation of the U.S. dollar against the NIS and on the other hand a deflation. We cannot predict any future trends in the rate of inflation/deflation in Israel or the rate of devaluation of the NIS against the U.S. dollar. If the U.S. dollar cost of our operations in Israel increases, our U.S. dollar-measured results of operations will be adversely affected.

The incentives available to us from the Israel government programs may be discontinued or reduced at any time, which would likely increase our taxes and/or our net research and development costs.

     We receive grants from the Government of Israel towards research and development activities. In addition, we receive certain tax benefits from the Government of Israel towards our production facilities in Israel. To maintain our eligibility for these grants and tax benefits we must continue to meet specified conditions. These grants and tax benefits may restrict our ability to manufacture particular products or transfer particular technology outside of Israel. If we fail to comply with these conditions in the future, the grants and tax benefits received could be canceled and we could be required to refund any payments previously received under these grants and tax benefits or pay fines. The Government of Israel has reduced the grants available to us and tax benefits may be discontinued or reduced in the future. If these grants and tax benefits are terminated or reduced, our net research and development costs may increase and we could pay increased taxes in the future, which could decrease our profits.

Our United States investors could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

     Depending on various factors, we could be characterized, for United States income tax purposes, as a passive foreign investment company, or PFIC. Such characterization could result in adverse United States tax consequences to U.S. Holders (defined as any holder of our ordinary shares that is (i) a citizen or resident of the United States: (ii) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia; (iii) an estate the income of which is included in gross income for United States federal income tax purposes regardless of its source; (iv) a trust (a) if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or (b) the trust has on effect a valid election to be treated as a United States trust for United States federal income tax purposes), which consequences may be eliminated or ameliorated by a qualified electing fund election that is in effect for any year in which we are a PFIC. Each U.S. Holder will be responsible for making this qualified electing fund election on such holder's tax return. Failure to make a qualified electing fund election may cause, among other things, any gain recognized on the sale or disposition of our ordinary shares to be treated as ordinary income for U.S. Holders. U.S. Holders should consult their United States tax advisors with respect to the United States tax consequences of investing in our ordinary shares, and the benefits of a qualified electing fund election, as applied to their circumstances. Although we do not believe that we have been a PFIC for any tax year through and including 2003, we may be deemed to be a PFIC for tax year 2004 as a result of our substantial holdings of cash, cash equivalents and securities combined with a decline in our share price.

Certain provisions of our articles of association and of Israeli law, as well as agreements to which we are party, could delay, hinder or prevent a change in our control.

    Our articles of association contain provisions that could make it more difficult for a third party to acquire control of us, even if that change would be beneficial to our shareholders. Specifically, our articles of association provide that our board of directors is divided into three classes, each serving three-year terms. In addition, certain provisions of the Israeli Companies Law could also delay or otherwise make more difficult a change in our control. In addition, under agreements with certain of our shareholders currently holding in the aggregate approximately 7.21% of our outstanding ordinary shares, standstill provisions restrict the ability of such shareholders to facilitate a change in control without our board's approval.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference the documents listed below:

        (a) Our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on March 31, 2004 (SEC File No. 21222);
        (b) Our current reports on Form 6-K, submitted to the SEC on February 11, 2004, March 4, 2004 (two reports) and April 28, 2004; and
        (c) The description of our ordinary shares contained in our registration statement on Form 8-A (SEC File No. 0-21222), filed with the SEC on February 19, 1993, and any amendment or report filed for the purpose of updating such description

In addition, all subsequent annual reports on Form 20-F, Form 40-F or 10-K, and all of our subsequent filings on Form 10-Q and 8-K filed by us pursuant to the Exchange Act, prior to the termination of the offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

         Tecnomatix Technologies Ltd.
         16 Abba Eban Avenue, Herzlia Pituach
         Israel 46120
         Tel.:             (+972) 9-959-4777
         Fax:              (+972) 9-954-4402
         Attn.:            Efrat Safran, Adv.
                           General Counsel

                          FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the "safe harbor" provision of the private securities litigation reform act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

We urge you to consider that statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," "project" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed above under "Risk Factors", elsewhere in this prospectus and in the documents we have incorporated by reference.

Except as required by applicable law, including the securities laws of the U.S., we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.

                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling shareholders in this offering.

                             SELLING SHAREHOLDERS

The selling shareholders, including their transferees, pledgees, donees or any of their successors in interest may, from time to time, offer and sell the ordinary shares covered by this prospectus. The ordinary shares were issued to the selling shareholders pursuant to the transactions described below.

On September 19, 2003, we acquired substantially all of the assets and assumed certain liabilities of USDATA Corporation, a provider of production management products based in Richardson, Texas, pursuant to an asset purchase agreement. As consideration for the acquired assets, we issued to USDATA 945,807 ordinary shares, of which 222,319 ordinary shares are held in escrow for up to 18 months following the closing under the asset purchase agreement.


Concurrently with the execution of the asset purchase agreement, Tecnomatix entered into a share purchase agreement, as amended, with SCP Private Equity Partners II, L.P., the primary stockholder of USDATA, pursuant to which on September 19, 2003 SCP purchased from Tecnomatix 139,764 ordinary shares for an aggregate purchase price of $2,000,000.

In connection with the asset purchase agreement and share purchase agreement, Tecnomatix, USDATA, SCP and certain other entities entered into a registration rights agreement, under which we agreed to register for public resale by USDATA and SCP 863,252 ordinary shares (which number represents the aggregate ordinary shares issued to them, excluding the 222,319 ordinary shares that are held in escrow). In connection with the closing under the asset purchase agreement, we entered into a standstill agreement with USDATA. This agreement restricts, among other things, sales and purchases of ordinary shares by USDATA and places certain volume limitations on future sales of such ordinary shares by USDATA. In addition, the share purchase agreement between us and SCP restricts sales and purchases of ordinary shares by SCP and places certain volume limitations on future sales of such ordinary shares by SCP.

In accordance with a Plan of Liquidation approved by the stockholders of USDATA, in December 2003 USDATA transferred all of its assets and liabilities to USDATA Corporation Liquidating Trust. SCP is the stockholder beneficiary with the greatest proportion of beneficial interests in the trust's assets.

The following table presents information with respect to the beneficial ownership of our ordinary shares by each selling shareholder and the number of ordinary shares that may be offered for sale pursuant to this prospectus by each such selling shareholder. This information was compiled from information provided to us by or on behalf of the selling shareholders with respect to their holdings as of April 29, 2004 (with respect to the holdings by SCP) and May3, 2004 (with respect to the holdings by USDATA Corporation Liquidation Trust). The amounts set forth may have increased or decreased since the date such information was provided. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the registered shares. Since the selling shareholders may sell all or part of their ordinary shares, no estimate can be given as to the number of ordinary shares that will be held by any selling shareholder upon termination of any offering made hereby.

------------------------------- ---------------------------- ----------------------------- ----------------------------
 Name and Address of Selling         Number of Shares           Percent of Outstanding       Number of Shares to be
         Shareholder             Beneficially Owned Prior        Shares Prior to the                 Offered
                                    to the Offering(1)               Offering (2)
------------------------------- ---------------------------- ----------------------------- ----------------------------
SCP PRIVATE EQUITY PARTNERS               139,764                        1.2%                        139,764
II, L.P.
1200 Liberty Ridge Drive,
Suite 300
Wayne, PA 19087

------------------------------- ---------------------------- ----------------------------- ----------------------------
USDATA CORPORATION                      723,488(3)                       6.0%                        723,488
LIQUIDATING TRUST
c/o SCP PRIVATE EQUITY
PARTNERS II, L.P.
1200 Liberty Ridge Drive,
Suite 300
Wayne, PA 19087
------------------------------- ---------------------------- ----------------------------- ----------------------------

(1) Based upon information provided to us by or on behalf of the selling shareholders, none of the selling shareholders held any ordinary shares other than those issued by us in the transactions described above.

(2) Based on 11,995,351 ordinary shares outstanding as of May 3, 2004. Such number excludes 1,956,853 of our ordinary shares held by one of our wholly-owned subsidiaries.

(3) Excludes 222,319 ordinary shares that are held in escrow for up to 18 months following the consummation of the transaction described above and may be released to Tecnomatix in connection with certain indemnification provisions set forth in the asset purchase agreement described above. Upon certain dates until the expiration of the 18-month period, and assuming no claim for indemnification will be submitted by us to the escrow agent by such dates, all such 222,319 shares will be released by the escrow agent to USDATA. In addition, we have been granted a security interest in such 222,319 shares in connection with the extension by us of a loan in the amount of $400,000 to USDATA. Pursuant to the terms of such loan, if USDATA does not repay the loan in full in accordance with the terms of such loan, we will have the right to receive from the escrow agent, at the time of release of such shares from escrow as provided above, such number of shares that will have, as of the date of such release, an aggregate fair market value equal to the amount of the foregoing loan not repaid to us by USDATA.

                             PLAN OF DISTRIBUTION

The selling shareholders may sell, directly or through brokers, the ordinary shares offered hereby in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, subject to the limitations and restrictions set forth below.

Although none of the selling shareholders has advised us of the manner in which such selling shareholder currently intends to sell ordinary shares offered hereby, the selling shareholders may choose to sell all or a portion (or none) of such shares from time to time in one or more of the following transactions:

         o On any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including the Nasdaq National Market;

         o   In the over-the-counter market;

         o   In private transactions;

         o   Through options or other derivative instruments;

         o   By pledge to secure debts or other obligations;

         o   Through block transactions;

         o   Any other legally available means; or

         o   A combination of any of the above transactions.

In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares and deliver the ordinary shares to close out short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities.

In order to comply with the securities laws of some jurisdictions, if applicable, the selling shareholders may sell in some jurisdictions through registered or licensed broker-dealers. If broker-dealers are used in the sale, unless otherwise indicated in a prospectus supplement with respect to the securities being offered thereby, the selling shareholders will sell such securities to the broker-dealers as principals. The broker-dealers may then resell such securities to the public at varying prices to be determined by such broker-dealers at the time of resale.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of ordinary shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the ordinary shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

In connection with such sales, the selling shareholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of
Section 2(11) of the Securities Act, although the offering of these securities may not be underwritten by a broker-dealer firm. If a selling shareholder qualifies as an "underwriter" under the Securities Act and the rules and regulations and interpretations thereunder, such selling shareholder will be subject to the prospectus delivery requirements of the Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders. Any such commissions and profits realized on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act. Sales in the market may be made to broker-dealers making a market in the ordinary shares or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be underwriters in this offering.

SCP has agreed, subject to certain exclusions, not to, directly or indirectly, transfer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, transfer the economic risk of ownership of, loan or otherwise dispose of, or offer any of the foregoing, any ordinary shares until September 19, 2004. USDATA has agreed to be subject to the same restrictions until September 19, 2004, except that USDATA is permitted to effect a sale or other transfer of ordinary shares that complies with the following cumulative conditions:

         o The aggregate transfers or sales during any one trading day shall not exceed the greater of (1) the average number of ordinary shares sold daily on the stock exchange in which such shares are traded during the 30 trading days ending on the third trading day preceding the date on which such determination is made; or (2) 25,000 shares;

         o the proceeds from each such transfer or sale are intended to be used solely for, and are in an amount not exceeding, the amount required in order to fund expenses incurred in connection with, the dissolution of USDATA, provided that USDATA shall have provided to us, at least 2 business days prior to the proposed transfer or sale, evidence in reasonable sufficient detail that supports such expenses; and

         o the aggregate proceeds received by USDATA from all such transfers and sales until September 19, 2004 shall not exceed $800,000.

Sales by USDATA pursuant to the above may be made only (i) pursuant to an exemption from registration under the Securities Act or (ii) pursuant to an effective registration statement subject to and only up to certain volume limitations set forth above.

Subject to certain exclusions, until September 19, 2010, the selling shareholders are subject to certain restrictions in selling ordinary shares to holders of specified percentages of ordinary shares.

Subject to certain exclusions, between September 19, 2004 and September 19, 2008, the selling shareholders are only permitted to sell or otherwise transfer in any 90-day period a number of ordinary shares that may not exceed, together for all the selling shareholders (and stockholders of USDATA that may receive any such ordinary shares), 2% of the then outstanding ordinary shares entitled to be voted in the election of directors, which amount shall be allocated among all such persons in accordance with an agreement among them. Sales by a selling shareholder pursuant to this paragraph may be made only (i) in compliance with Sections (e), (f) and (g) of Rule 144, (ii) pursuant to another exemption from registration under the Securities Act or (iii) pursuant to an effective registration statement subject to and only up to the volume limitations specified above.

From time to time this prospectus may be supplemented or amended as required by the Securities Act. During any time when a supplement or amendment is required, the selling shareholders have agreed not to sell ordinary shares until the prospectus has been supplemented or amended.

In addition, we agreed to maintain the effectiveness of this registration statement until the earlier of (i) the date that all of the shares offered hereby have been sold pursuant to this prospectus, (ii) the expiration of the holding period that would be applicable to all the shares offered hereby under Rule 144(k), (iii) the sale to the public of all the shares offered hereby pursuant to Rule 144, (iv) such time that all the selling shareholders are eligible to dispose of all of the shares offered hereby under Rule 144 within a 90-day period, but only if such disposition may be made in whole under Rule 144(e)(1)(i), or (v) twenty-four (24) months from the date this registration statement becomes effective, provided that if at such time the shares offered hereby constitute more than 7% of our issued and outstanding share capital, such period will be extended by an additional twelve (12) months.

We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need for delivery of a copy of this prospectus to each purchaser of the ordinary shares prior to or at the time of such sale.

The aggregate proceeds to the selling shareholders from the sale of the ordinary shares will be the purchase price of the ordinary shares less any discounts and commissions, if applicable. A selling shareholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling shareholders.

If required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

The selling shareholders and we have agreed to indemnify each other and our respective controlling persons against certain liabilities in connection with the offer and sale of the ordinary shares, including liabilities under the Securities Act. We have also agreed to reimburse the selling shareholders for legal and other expenses reasonably incurred in connection with investigating or defending any action relating to such statements or omissions that result in the selling shareholders becoming entitled to such indemnification.

We will pay the expenses incident to the registration of the ordinary shares, except that the selling shareholders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

Each selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.


                            VALIDITY OF SECURITIES

The validity of the ordinary shares will be passed upon for us by Meitar Liquornik Geva & Leshem Brandwein, our Israeli counsel.


                                    EXPERTS

The consolidated financial statements of the Company as of December 31, 2003 and 2002, and for each year in the three-year period ended December 31, 2003, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2003 and incorporated by reference in this prospectus and Registration Statement, have been audited by Brightman Almagor & Co., a member of Deloitte Touche Tohmatsu, as set forth in their report thereon incorporated by reference elsewhere herein which, as to the years 2003, 2002 and 2001, is based in part on the reports of other auditors. The financial statements referred to above are included in reliance on such reports given on the authority of such firms as experts in auditing and accounting. The consolidated financial statements of Tecnomatix Technologies, Inc. and subsidiaries for each of the years in the three year period ended December 31,2003 and of USDATA Corporation and subsidiaries as of December 31, 2002 and for each of the years in the three year period ended December 31, 2002 (which USDATA Corporation consolidated financial statements are presented separately in the Company's Annual Report on Form 20-F for the year ended December 31,
2003) have been audited by KPMG LLP whose reports thereon have also been incorporated by reference in this registration statement upon the authority of said firm as experts in auditing and accounting. The audit reports related to Tecnomatix Technologies, Inc. and subsidiaries for the years ended December 31, 2003 and 2002, refer to changes in the estimated useful lives of certain capitalized software development costs in 2002 and changes in accounting for intangible assets as of January 1, 2002.

                      ENFORCEABILITY OF CIVIL LIABILITIES

We have been informed by our legal counsel in Israel, Meitar Liquornik Geva & Leshem Brandwein, that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

         o   the judgment is enforceable in the state in which it was given;

         o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

         o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

         o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

         o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.


We have irrevocably appointed Tecnomatix Technologies, Inc. as our agent to receive service of process in any action against us in any federal court or court of the State of New York arising out of this offering or any purchase or sale of securities in connection with this offering.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                         TECNOMATIX TECHNOLOGIES LTD.

                         Up to 863,252 Ordinary Shares


                                  PROSPECTUS
________________________________________________________________________________

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of association provide that we shall be entitled to undertake in advance to indemnify an officer or director of ours, provided that the undertaking is restricted to the events of a kind which our board of directors may anticipate at the time it makes such undertaking at an amount which the board of directors determines is reasonable under the circumstances. In addition, we can indemnify an officer or director for specific occurrences retroactively.

Our articles of association further provide that we may indemnify our officers and directors for the following liabilities or expenses that they may incur as a result of an action taken in their capacity as officers or directors:

      1. Any monetary obligation imposed on an officer or director in favor of a third party pursuant to a judgment, including a compromise judgment given in a settlement or a judgment of an arbitrator, approved by the court.
      2. Reasonable litigation expenses, including legal fees, incurred by an officer or director, or as ordered to pay by a court: (a) within the framework of proceedings filed against an officer or director by us or on our behalf or by a third party, or

           (b) in a criminal proceeding in which an officer or director was acquitted, or
           (c) in a criminal proceeding in which an officer or director was convicted of a felony which does not require a proof of criminal intent.

In no event may we indemnify an officer or director for:

      1. a breach of the director or officer's duty of loyalty toward us, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not prejudice our interests;

      2. an intentional or reckless breach of the director or officer's duty of care;

      3. an intentional act which was made to unlawfully yield a personal profit; or

      4.   a criminal fine or penalty.

We have a liability insurance policy insuring our directors and officers and any obligations that we may have to indemnify them, in respect of certain matters permitted by the Israeli Companies Law.

                               ITEM 9. EXHIBITS

    Exhibit No.                    Description
_______________  _______________________________________________________________
4.2         *        Form of share certificate.
5.1                  Opinion of Meitar Liquornik Geva & Leshem Brandwein,
                     Israeli counsel for Tecnomatix, as to the
                     validity of the ordinary shares.
23.1                 Consent of Meitar Liquornik Geva & Leshem Brandwein
                     (included in Exhibit 5.1).
23.2                 Consent of Brightman Almagor & Co., a member of Deloitte
                     Touche Tohmatsu, as independent
                     auditors of Tecnomatix Technologies Ltd.
23.3                 Consent of KPMG LLP, as independent auditors of Tecnomatix
-----------          Technologies, Inc.
23.4                 Consent of KPMG LLP, as independent auditors of USDATA
-----------          Corporation.
24.1                 Power of Attorney (included on signature page).
-----------

            * Previously filed as an exhibit to our Registration Statement on Form F-1, File No. 33-56152, and incorporated by reference herein.


                             ITEM 10. UNDERTAKINGS


     (a) The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by
                        Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 8. Indemnification of Directors and Officers" above, or otherwise, the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzlia, in the State of Israel, on May 5, 2004.


                                      Tecnomatix Technologies Ltd.
                                      ----------------------------------

                                By:          /s/ Jaron Lotan
                                      ------------------------------------------
                              Name:              Jaron Lotan

                             Title:   President and Chief Executive Officer
                                      ------------------------------------------



                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jaron Lotan and Oren Steinberg, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                                         Title                                       Date
          ---------                                         -----                                       -----

                                            President and Chief Executive Officer
       /s/ Jaron Lotan                          (Principal Executive Officer)                       May 5, 2004
-------------------------------
         Jaron Lotan



                                          Chief Financial Officer and Executive VP
      /s/ Oren Steinberg                (Principal Financial and Accounting Officer)                May 5, 2004
-------------------------------
        Oren Steinberg



      /s/ Harel Beit-On                      Chairman of the Board of Directors                     May 5, 2004
        Harel Beit-On



      /s/ Shlomo Dovrat                    Vice Chairman of the Board of Directors                  May 5, 2004
-------------------------------
        Shlomo Dovrat



    /s/ Kenneth J. Bialkin                                Director                                  May 5, 2004
-------------------------------
      Kenneth J. Bialkin


     /s/ Gerald B. Cramer                                 Director                                  May 5, 2004
-------------------------------
       Gerald B. Cramer


      /s/ Aharon Dovrat                                   Director                                  May 5, 2004
------------------------------
        Aharon Dovrat


       /s/ Yaron Eitan                                    Director                                  May 5, 2004
-------------------------------
         Yaron Eitan


       /s/ Talia Livni                                    Director                                  May 5, 2004
------------------------------
         Talia Livni

        /s/ Avi Zeevi                                     Director                                  May 5, 2004
          Avi Zeevi


                        Authorized Representative in the U.S.:

                            Tecnomatix Technologies, Inc.
            ---------------------------------------------------------------

       By:                        /s/ Dave Chambliss
            ---------------------------------------------------------------
            ---------------------------------------------------------------
     Name:                          Dave Chambliss

    Title:                  President and General Manager
            ---------------------------------------------------------------
            ---------------------------------------------------------------


     Date:                           May 5, 2004
            ---------------------------------------------------------------

                                                                     EXHIBIT 5.1

                                  May 5, 2004

Tecnomatix Technologies Ltd.
16 Abba Eban Avenue
Herzlia 46733
Israel


Ladies and Gentlemen:


         We have acted as Israeli counsel to Tecnomatix Technologies Ltd., an Israeli company (the "Company"), in connection with the preparation and filing of the Registration Statement of the Company on Form F-3 under the Securities Act of 1933, as amended (the "Registration Statement").


         In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction), of such corporate records, agreements, documents and other instruments, including but not limited to the following agreements:

         1. Asset purchase agreement between the Company, Tecnomatix Technologies, Inc., a wholly-owned subsidiary of the Company ("TTI"), USDATA Corporation ("USDATA") and certain other parties dated July 29, 2003, as amended, pursuant to which TTI purchased substantially all of the assets and assumed certain liabilities of USDATA in consideration for the issuance by the Company to USDATA of 945,807 ordinary shares of the Company, of which 222,319 ordinary shares are held in escrow for up to 18 months following consummation of the transactions contemplated by the asset purchase agreement; and

         2. Share purchase agreement dated July 29, 2003, as amended, between the Company and SCP Private Equity Partners II, L.P., the primary stockholder of USDATA ("SCP"), pursuant to which SCP purchased from the Company 139,764 ordinary shares of the Company (the 723,488 ordinary shares issued to USDATA that are not subject to escrow, as described in paragraph (1) above, and the 139,764 ordinary shares issued to SCP are referred to, collectively, as the "Shares").

         In addition, we have reviewed such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or conformed copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion, we have relied solely upon certificates or comparable documents of officers and representatives of the Company. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and due execution and delivery by such parties of such documents and the validity and binding effect thereof.


         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares have been duly authorized for issuance and validly issued and are fully paid and non-assessable.


         This opinion is subject to the following qualifications:

         1. This opinion is based on the facts existing on the date hereof and of which we are aware without making any special investigation.

         2. Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction.

         3. We render no opinion in relation to any representation made or given in the Registration Statement.

         This opinion is furnished to you solely in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express prior written permission.

         We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.





                                    Very truly yours,





                                  /s/   Meitar Liquornik Geva & Leshem Brandwein

                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and the related prospectus of Tecnomatix Technologies Ltd. for the registration of 863,252 of its ordinary shares and to the incorporation by reference therein of our report dated February 9, 2004, issued with respect to the consolidated financial statements of Tecnomatix Technologies Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 31, 2004.




/s/  BRIGHTMAN ALMAGOR & CO.

CERTIFIED PUBLIC ACCOUNTANTS
A MEMBER OF DELOITTE TOUCHE TOHMATSU



Tel Aviv, Israel
May 5, 2004

                                                                    EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Tecnomatix Technologies, Inc.:

We hereby consent to the incorporation by reference in the registration statement on Form F-3 and the related prospectus of Tecnomatix Technologies Ltd. for the registration of 863,252 of its ordinary shares of our reports dated January 23, 2004 with respect to the consolidated balance sheets of Tecnomatix Technologies, Inc., as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholder's deficit and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2003; and our report dated January 24, 2003 with respect to the consolidated balance sheets of Tecnomatix Technologies, Inc., as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's deficit and comprehensive income
(loss), and cash flows for each of the years in the two-year period ended December 31, 2002, which reports appear in the annual report on Form 20-F of Tecnomatix Technologies Ltd. for the year ended December 31, 2003 and to the reference to our firm under the heading "Experts" in the prospectus.


Our reports refer to a change in the estimated useful lives of certain capitalized software development costs in 2002 and the adoption of the provisions of SFAS No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.


/s/ KPMG LLP

Detroit, Michigan
May 5, 2004

                                                                    EXHIBIT 23.4

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Tecnomatix Technologies Ltd.:


We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 and the related prospectus of Tecnomatix Technologies Ltd. for the registration of 863,252 of its ordinary shares of our report dated February 3, 2003, except for note 6, which is as of March 17, 2003, with respect to the consolidated balance sheets of USDATA Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholder's equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002; which report appears in the Annual Report on Form 20-F of Tecnomatix Technologies Ltd. for the year ended December 31, 2003, filed with the Securities and Exchange Commission on March 31, 2004, and to the reference to our firm under the heading "Experts" in the registration statement.



/s/ KPMG LLP

Dallas, Texas
May 5 , 2004